Exhibit (b) (1)

Execution Copy

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MERRILL LYNCH CAPITAL CORPORATION 250 Vesey Street New York, New York 10080

CONFIDENTIAL

February 25, 2007

MAPLE TREE ACQUISITION CORPORATION

c/o Apax Partners, L.P.

153 East 53rd Street, 53rd Floor

New York, New York 10022

Attention: William Logan

Project Maple Tree

Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Merrill Lynch Capital Corporation (“Merrill” and, together with MSSF and MLPFS, “we,” “us” or the “Agents”) that Maple Tree Acquisition Corporation (“CanCo”), formed at the direction of Apax Partners, L.P. and/or its affiliates (collectively and together with Morgan Stanley Principal Investments, Inc., the “Sponsor”), intends to acquire (the “Acquisition”) all of the capital stock of a company previously identified to us (the “Company”), and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”)).

You have further advised the Agents that, in connection therewith, it is intended that the financing for the Transactions and the repayment of certain existing indebtedness of the Company and its subsidiaries (in addition to certain cash available on the balance sheet of the Company) (a) will include the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of up to $795.0 million, (b) will include either (i) up to $340.0 million in aggregate principal amount of senior unsecured notes (the “Senior Notes”) in a registered or Rule 144A or other private placement or (ii) if the Senior Notes are not issued on or prior to the Closing Date (as defined below), up to $340.0 million of senior unsecured increasing rate loans (the “Senior Bridge Loans”) under the senior unsecured credit facility (the “Senior Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Bridge Term Sheet”) and (c) will include either (i) up to $250.0 million in aggregate principal amount of senior subordinated notes (the “Senior Subordinated Notes”; and, together with the Senior Notes, the “Notes”) in a registered or Rule 144A or other private placement or (ii) if the Senior Subordinated Notes are not issued on or prior to the Closing Date (as defined below), up to $250.0 million of senior subordinated increasing rate loans (the “Subordinated Bridge Loans”; and, together with the Senior Bridge Loans, the “Bridge Loans”) under the senior subordinated unsecured credit facility (the “Subordinated Bridge Facility”; and together with the Senior Bridge Facility, the “Bridge Facilities”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Subordinated Bridge Term Sheet” and, together with the Senior Facilities Term Sheet and the Senior Bridge Term Sheet, the “Term Sheets”). The Senior Facilities and the Bridge Facilities are collectively referred to herein as the “Facilities”.

In connection with the foregoing, MSSF and Merrill are pleased to advise you of their commitments to, severally and not jointly, each provide 50% of each of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

It is agreed that each of MSSF and MLPFS will act as a joint lead arranger (in such capacity, each, a “Lead Arranger” and, together, the “Lead Arrangers”) and as a joint bookrunner, MSSF will act as administrative agent (in such capacity, the “Administrative Agent”), and MLPFS will act as syndication agent for the Facilities. It is further agreed that MSSF will appear on the top left of the cover page of any marketing materials for each of the Facilities and will hold the roles and responsibilities conventionally understood to be associated with such name placement. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in connection with the Facilities unless you and the Agents shall so agree.

The Agents reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Agents’ commitments hereunder to a group of financial institutions (together with the Agents, the “Lenders”) identified by the Agents in consultation with you and reasonably acceptable to them and you (your consent not to be unreasonably withheld or delayed); provided that, notwithstanding each Agent’s right to syndicate the Facilities and receive commitments with respect thereto, no Agent may assign all or any portion of its commitments hereunder prior to the date of the initial funding under the Senior Facilities (the “Closing Date”) except to any of its affiliates, provided that any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Agents’ commitments hereunder are not subject to syndication of the Facilities. The Agents intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date. You agree actively to assist the Agents in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking

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relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, representatives and advisors of you, each of the Sponsor and the Company and the proposed Lenders at times mutually agreed upon, (c) assistance by you, the Sponsor and the Company in the preparation of customary Confidential Information Memoranda for the Facilities and other marketing materials to be used in connection with the syndications, including causing such Confidential Information Memoranda to conform to market standards as reasonably determined by the Lead Arrangers and, at the request of the Lead Arrangers, the preparation of versions of the Confidential Information Memoranda that do not contain material non-public information concerning the Company, its affiliates or their securities for purposes of United States federal and state and Canadian securities laws (consistent with the paragraph below), (d) prior to the launch of the syndications, using your commercially reasonable efforts to procure corporate ratings for the Borrower and ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with the Agents, of one or more meetings of prospective Lenders at times mutually agreed upon. You hereby agree to use commercially reasonable efforts to (i) facilitate the general bank or investor meeting in respect of the Facilities no later than 20 days prior to the Closing Date and (ii) repay in full (a) the Existing Notes within 35 days after the Closing Date and (b) any amount outstanding under the Company’s existing revolving credit facilities on the Closing Date.

You agree, at the request of the Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld or delayed) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) to the Lead Arrangers all customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request. You hereby represent that (a) to the best of your knowledge, all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Lead Arrangers by you, the Company, the Sponsor or any of your and their respective representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order

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to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by you, the Company, the Sponsor or any of your and their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Lead Arrangers. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

As consideration for the commitments of the Agents hereunder and their respective agreements to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Agents hereunder and their agreement to perform the services described herein are subject to (a) there not having occurred since December 31, 2006 any change or condition that would constitute a “Material Adverse Effect on the Company” as defined in the arrangement agreement pursuant to which the Acquisition is to be consummated, in the execution copy dated as of February 25, 2007 (the “Purchase Agreement”) (any such change or condition described in this paragraph (a) being referred to herein as a “Material Adverse Effect”), (b) prior to and during the syndications of the Facilities on or prior to the Closing Date, there not being any competing issues of debt securities or commercial bank or other credit facilities of you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than the Notes), and (c) the other conditions expressly set forth or referred to in the Term Sheets and the other exhibits hereto; it being understood that there are no conditions (implied or otherwise) to the commitments other than those expressly stated to be conditions.

In addition, the commitments of the Agents hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities (the “Facilities Documentation”), in each case, which shall be consistent with the Term Sheets and consistent with Sponsor Precedent (as defined below); provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are

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satisfied (it being understood that, to the extent any Guarantee or Collateral (each as defined in Exhibit A hereto) (other than (x) the pledge and perfection of the security interests in capital stock of U.S. and Canadian subsidiaries held by the Borrower or any Guarantor and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, Personal Property Security Act or equivalent Canadian legislation) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Guarantee and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of the Agents and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and consistent with Sponsor Precedent. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate existence, ownership of Delaware LP, power and authority, the enforceability of the Facilities Documentation, Federal Reserve margin regulations, the Investment Company Act, solvency on the Closing Date and status of the Senior Facilities and Senior Bridge Facility as senior debt. As used herein and in the Term Sheet, “Sponsor Precedent” means leveraged finance transactions led by top-tier private equity sponsors.

You agree (a) to indemnify and hold harmless each of the Agents and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (“Action”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of yours or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person, and (b) to reimburse the Agents and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Agents’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Agents identified in the Term Sheets and of a single local counsel to the Agents in each relevant jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of

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this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities. No Indemnified Person seeking indemnification or reimbursement under this Commitment Letter will, without your prior written consent (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Action against an Indemnified Person in respect of which indemnity has been sought hereunder unless (i) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault.

You acknowledge that each Agent and its affiliates may be providing debt financing, underwriting, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests (in the case of MSSF, other than with respect to the transactions described herein). We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Agents is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Agent has advised or is advising you on other matters, (b) the Agents, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Agent, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (d) you have been advised that the Agents are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Agent has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

You further acknowledge that each of the Agents is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Agent may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and its subsidiaries and other companies with which you, the Borrower, the Sponsor or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial

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instruments so held by any Agent or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

MSSF and its affiliates acknowledge that, until the termination of this letter agreement, they are not and will not provide debt financing, underwriting, equity capital or other services (including financial advisory services) to persons other than you or your affiliates in respect of the acquisition of any portion of the Company or its assets. The foregoing provisions shall not be deemed violated by (x) MSSF or any of its respective affiliates by virtue of its capacity as of the date hereof as a revolving credit lender under a currently existing syndicated revolving credit facility or its hereafter becoming a revolving credit lender in the ordinary course of business under a syndicated revolving credit facility, which facility is not being (and will not be) used to MSSF’s or any of affiliate of MSSF’s knowledge to finance all or a portion of the acquisition of any portion of the Company or its assets, (y) any affiliate of MSSF which makes equity investments in a fund that is participating as an Investor (other than any fund established for the purpose of the acquisition of any portion of the Company or its assets) or (z) MSSF or any of its affiliates participating in the Transaction as an Investor.

Merrill and/or its affiliates have been retained as the sell-side financial advisors (in such capacity, the “Financial Advisor”) to the Company in connection with the Transactions. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or from Merrill’s and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend to the Company that the Company not pursue or accept your offer or proposal for the Acquisition or advise the Company in other manners adverse to your interests.

This Commitment Letter and the commitments hereunder shall not (except as set forth in the next sentence with respect to the Agents) be assignable by any party hereto (except by you to the ultimate borrower under the Facilities so long as such entity is controlled by the Sponsor) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, each Agent hereunder (including, without limitation, its commitments) may be performed and any and all rights of each Agent hereunder may be exercised by or through any of its affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” electronic transmission shall be effective as delivery of a manually executed counterpart hereof. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak,

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Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, that each Agent shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner unless resulting from such Agent’s gross negligence, bad faith or willful misconduct. This Commitment Letter, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or the activities of the Agents pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Agents consent to such proposed disclosure, (c) the contents of the Term Sheets to any rating agency in connection with the Transactions or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel; provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis and (ii) in any prospectus or other offering memorandum related to the Notes or in any proxy statement or other public filing in connection with the Acquisition.

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Each Agent and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent each Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case each Agent, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over each Agent or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by either Agent or any of its affiliates, (d) to the extent that such information is received by either Agent from a third party that is not to such Agent’s knowledge subject to confidentiality obligations to the Borrower, (e) to the extent that such information is independently developed by either Agent, (f) to each Agent’s affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense. Each Agent’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

The indemnification, confidentiality, jurisdiction, venue, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder and our agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder (or, in the case any Notes are issued on the Closing Date, upon the initial funding of the Senior Facilities only), and you shall be released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of the Agents and each other Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of the Agents or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Agents and each Lender.

In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars, you will indemnify the Lenders against any loss incurred by Lenders as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange on the date of such judgment at which the Lenders are able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the Lenders. The foregoing indemnity shall constitute a

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separate and independent obligation of you, shall survive any termination of this commitment, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into U.S. dollars.

Unless otherwise noted, all references to “$” or “dollars” in the Commitment Letter or the Fee Letter shall be to U.S. dollars.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Administrative Agent executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on February 26, 2007. The Agents’ respective commitments hereunder and agreements contained herein will expire at such time in the event that the Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before October 7, 2007, then this Commitment Letter and the commitments and undertakings of each of the Agents hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension.

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The Agents are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Christian Briggs
Name:	Christian Briggs
Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By	/s/ Wissam B. Kairouz
Name:	Wissam B. Kairouz
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Wissam B. Kairouz
Name:	Wissam B. Kairouz
Title:	Director

Accepted and agreed to as of
the date first above written:

MAPLE TREE ACQUISITION CORPORATION

By	/s/ Mitch Truwit
Name:	Mitch Truwit
Title:	Secretary

MAPLE TREE ACQUISITION CORPORATION

By	/s/ Stephen Green
Name:	Stephen Green
Title:	President

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project Maple Tree

$795,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Borrower:	Maple Tree Acquisition Corporation, a corporation incorporated and resident in Canada, that either directly or indirectly owns the stock acquired pursuant to the Acquisition (“CanCo”) and a Delaware limited partnership and a subsidiary of CanCo (the “Delaware LP” and, together with CanCo, the “Borrower”) will be co-borrowers of the Term Facility (as defined below). CanCo will be the borrower of any Canadian dollar portion of the Term Facility and, together with a direct wholly-owned subsidiary of CanCo that is incorporated and resident in Canada (“Amalco”), co-borrowers of the Canadian dollar portion of the Revolving Facility. A direct wholly-owned subsidiary of CanCo (“US Holdco”) that is incorporated in Delaware will be the borrower of the US dollar portion of the Revolving Facility. The Borrower will be the co-borrowers of the Delayed Draw Term Facility. References to the “Borrower” in this Exhibit A shall be construed consistently with the foregoing.

Transaction:	In connection herewith it is intended that (a) CanCo, formed at the direction of Apax Partners, L.P. and/or its affiliates (collectively and together with Morgan Stanley Principal Investments, Inc., the “Sponsor”), will directly or indirectly acquire (the “Acquisition”) all of the capital stock of a company previously disclosed to the Agents (the “Company”) pursuant to an arrangement agreement (the “Purchase Agreement”) entered into in connection therewith, pursuant to which CanCo will acquire all of the issued and outstanding capital stock of the Company; (b) the Sponsor and certain other investors (including members of management) arranged by the Sponsor (collectively, the “Investors”) will directly or indirectly contribute an aggregate amount of cash equity that represents not less than 25% of the aggregate pro forma capitalization of CanCo on the Closing Date (as defined below) (collectively, the “Equity Contribution”); (c) the Borrower will obtain the senior secured credit facilities described below under the caption “Senior Facilities”; (d) the Borrower (as defined in Exhibit B) will either (i) issue up to $340.0 million in aggregate principal amount of its senior unsecured notes (the “Senior Notes”) in a registered or Rule 144A or other private placement or (ii) if the Borrower does not issue the Senior Notes prior to the date the Acquisition is consummated, borrow up to $340.0 million of senior unsecured increasing rate loans (the “Senior Bridge Loans”) under a new senior unsecured credit facility (the “Senior Bridge Facility”); (e) the Borrower (as defined in Exhibit C) will either (i) issue up to $250.0 million in aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes”; and, together with the Senior Notes, the “Notes”) in a registered or Rule 144A or other private placement or (ii) if the Borrower does not issue the Senior Subordinated Notes prior to the date the Acquisition is consummated, borrow up to $250.0 million of senior subordinated unsecured increasing rate loans (the “Subordinated Bridge Loans”; and, together with the Senior Bridge Loans, the “Bridge Loans”) under a new senior subordinated credit facility (the “Subordinated Bridge Facility”; and, together with the Senior Bridge Facility, the “Bridge Facilities”) and (f) the commitments under the Company’s existing revolving credit facilities will be terminated and amounts outstanding thereunder shall be repaid in full and irrevocable notice of prepayment shall be given with respect to the (i) 6.43% senior notes due April 4, 2016, (ii) 5.71% senior notes due April 4, 2011, and (iii) 6.16% senior notes due June 15, 2013, each issued by a subsidiary of the Company (together, the “Existing Notes”) no later than the Closing Date and paid as promptly as practicable thereafter in accordance with the terms of the Existing Notes. The transactions described in this paragraph, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. The aggregate amount of indebtedness of the Company and its subsidiaries, other than the Existing Notes, assumed by CanCo or one of its subsidiaries pursuant to the Transaction will not exceed $15.0 million.

Administrative Agent and Collateral Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Agent, the “Lenders”), and will perform the duties customarily associated with such roles. Lenders participating in any Canadian dollar denominated portion of the Revolving Facility shall be (or shall be deemed to be) residents of Canada for Canadian withholding tax purposes.

Bookrunners and Lead Arrangers:	MSSF and Merrill Lynch, Pierce, Fenner and Smith Incorporated (“MLPFS”) will each act as a joint lead arranger for the Senior Facilities (the “Lead Arranger”) and as a joint bookrunner, and will perform the duties customarily associated with such roles.

Syndication Agent:	MLPFS will act as syndication agent for the Senior Facilities, and will perform the duties customarily associated with such role.

Senior Facilities:

(A) A senior secured term loan facility in an aggregate principal amount of $595.0 million (the “Term Facility”). The Lead Arrangers and the Borrower may agree that a portion of the Term Facility will be denominated in Canadian dollars.

(B) A delayed draw senior secured term loan facility in an aggregate principal amount of $100.0 million (the “Delayed Draw Term Facility” and, together with the Term Facility, the “Term Facilities”).

(C) A senior secured multi-currency revolving credit facility in an aggregate principal amount of $100.0 million (the “Revolving Facility” and, together with the Term Facilities, the “Senior Facilities”), of which up to an amount to be agreed will be available in the form of letters of credit. Amounts under the Revolving Facility (including letters of credit) will be available in U.S. dollars and, subject to limits to be agreed upon, Canadian dollars.

A portion of the Revolving Facility not in excess of an amount to be agreed shall be available for the issuance of Canadian dollar bankers’ acceptances or the making of BA equivalent loans on customary terms.

In connection with the Revolving Facility, MSSF (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an amount to be agreed. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The Senior Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $200.0 million; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) a senior secured leverage ratio (net of unrestricted cash and cash equivalents) of 4.5x would be satisfied on a pro forma basis for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events consistent with the definition of Leverage Ratio (as defined below), including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Facility or shorter than the weighted average life to maturity of the Term Facility, (v) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder and (vi) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facilities (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent. The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks (in the case of any Incremental Revolving Facility, reasonably acceptable to the Administrative Agent), financial institutions and other institutional lenders who will become Lenders in connection therewith.

Purpose:

(A)    The proceeds of the Term Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Facilities (the “Closing Date”), together with the proceeds of the Notes and/or Bridge Loans, the Equity Contribution and certain cash available on the balance sheet of the Company, solely to pay the consideration for the Acquisition, to refinance existing indebtedness of CanCo and its subsidiaries and to pay costs and expenses related to the Transactions. At the option of the Borrower, the portion of the Term Facility that would have been used to redeem the Existing Notes on the Closing Date will be made available as part of the Delayed Draw Term Facility to fund the subsequent repayment or redemption of the Existing Notes.

(B)    The proceeds of the loans under the Delayed Draw Term Facility shall be used by the Borrower to fund permitted acquisitions and related fees and expenses, to repay the Revolving Credit Facility to the extent borrowings under the Revolving Credit Facility have been used to fund permitted acquisitions and related fees and expenses, to redeem the Existing Notes and for general corporate purposes. Otherwise, the proceeds of the loans under the Delayed Draw Term Facility may not be used to finance the Transaction or to refinance existing indebtedness of CanCo and its subsidiaries.

(C)    The letters of credit and proceeds of loans under the Revolving Facility (except as set forth below) will be used by CanCo and its subsidiaries solely for general corporate purposes (including permitted acquisitions).

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)    The Delayed Draw Term Facility will be available for drawing for up to five draws of at least $10.0 million on or before the day immediately preceding the second anniversary of the Closing Date; provided that the final draw under the Delayed Draw Term Facility, to the extent that the Delayed Draw Term Facility shall be fully drawn after giving effect to such final draw, can be in an amount of less than $10.0 million. Amounts borrowed under the Delayed Draw Term Facility that are repaid or prepaid may not be reborrowed.

(C)    Up to an amount to be agreed in loans under the Revolving Facility may be made available on the Closing Date to finance the Transactions and for seasonal working capital needs. Letters of credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Borrower as of the Closing Date or for other working capital purposes. Otherwise, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Any principal or interest payable under or in respect of the Senior Facilities not paid when due shall bear interest at the applicable interest rate plus 2% per annum.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by MSSF or another Lender or Lenders acceptable to the Borrower and the Administrative Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower within one business day. To the extent that the Borrower does not reimburse the Issuing Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

Final Maturity and Amortization:

(A)   Term Facilities

The Term Facilities will mature on the date that is seven years after the Closing Date and, subject to the limitations in the second to last paragraph under “Mandatory Prepayments” below, will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of (i) the Term Facility and (ii) the funded amount of the Delayed Draw Term Facility, with the balance payable on the seventh anniversary of the Closing Date.

(B) Revolving Facility The Revolving Facility will mature on the date that is six years after the Closing Date.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Senior Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of a Lender (“Hedging Arrangements”) and under any cash management arrangements entered into with a Lender or any affiliate of a Lender (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the direct parent company of CanCo (“Holdings”), CanCo and each existing and subsequently acquired or organized direct or indirect wholly-owned subsidiary of CanCo (other than any subsidiaries that would subject the Borrower and its subsidiaries to material adverse tax consequences, unrestricted subsidiaries and certain immaterial subsidiaries to be agreed upon) (the “Subsidiary Guarantors”; and together with Holdings and CanCo, the “Guarantors”). Any guarantees to be issued in respect of the Senior Notes or the Senior Bridge Facility shall be pari passu in right of payment with the obligations under the Guarantees. Any guarantees to be issued in respect of the Senior Subordinated Notes or the Subordinated Bridge Facility shall be subordinated to the obligations under the Guarantees.

Security:	The Borrower Obligations, the Guarantees, any Hedging Arrangements and any Cash Management Obligations with respect to the Borrower Obligations will be secured by substantially all the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all of the capital stock of CanCo, (b) a perfected first-priority pledge of all the capital stock held by the Borrower or any Guarantor and (c) perfected security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing but excluding (i) all leased property, (ii) motor vehicles, (iii) deposit accounts or other bank or securities accounts and (iv) cash held in trust in respect of insurance company premiums).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with Sponsor Precedent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary exceptions consistent with Sponsor Precedent or as otherwise agreed upon. Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the benefit afforded thereby, or if the granting of a security interest in such asset would be prohibited by contractual anti-assignment or similar clauses not overridden by the UCC or applicable law.

Mandatory Prepayments/Offers to Prepay:	Loans under the Term Facilities shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner consistent with Sponsor Precedent), with step-downs to 25% and 0% based upon achievement of ratios of Total Net Debt (to be defined in a manner consistent with Sponsor Precedent, and in any case net of unrestricted cash and cash equivalents) to consolidated EBITDA (to be defined in a manner usual and customary for financings of this kind and consistent with Sponsor Precedent, but in any event to include, for all purposes of the Facilities Documentation, pro forma adjustments (including, without limitation pro forma adjustments for the full-year effect of acquisitions) and add-backs reflected in the Sponsor model (including identified cost savings so long as they are factually supportable based on information in reasonable detail provided to the Administrative Agent), as well as pro forma adjustments and add-backs usual and customary for financings of this kind and consistent with Sponsor Precedent) (the “Leverage Ratio”) as to be agreed upon between the Borrower and the Administrative Agent, (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by CanCo and its subsidiaries (including casualty insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to reinvestment, reinvested within 180 days thereafter, and other exceptions to be agreed upon (it being understood that the mandatory prepayment described in this section (b) shall be structured as an offer to prepay the Term Facilities in a manner customary for Canadian financing transactions) and (c) 100% of the net cash proceeds of issuances of debt obligations of CanCo and its subsidiaries (except the net cash proceeds of any permitted debt).

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the date that is five years and one day after the Closing Date (the “Withholding Tax Period”), regularly scheduled amortization payments and mandatory prepayments otherwise required to be applied to outstanding loans under the Term Facility pursuant to clauses (a) or (c) above shall not be required to be applied to the Term Facility if, after giving effect to such application, the aggregate principal amount of the Term Facility so repaid exceeds 25% of the aggregate principal amount of the Term Facility on the Closing Date (such excess amount, the “Excess Prepayment Amount”); provided, that, on the date immediately following the end of the Withholding Tax Period, the Borrower shall prepay a principal amount of the Term Facility that is equal to the

Excess Prepayment Amount. The mandatory prepayments with respect to any term loans under the Delayed Draw Term Facility or the Incremental Term Facility shall also be subject to the limitations set forth in this paragraph, provided, that, for purposes of calculating the amount of amortization and mandatory prepayments for purposes of complying with such limitations, each of the term loans under the Delayed Draw Term Facility and each Incremental Term Facility shall be treated as a separate facility (and shall not be aggregated with the Term Facility or any other term loans under the Delayed Draw Term Facility or Incremental Term Facility), and the Withholding Tax Period will commence upon the borrowing of loans under such Delayed Draw Term Facility or Incremental Term Facility.

Within the Term Facilities, mandatory prepayments shall be applied to the scheduled installments of principal of the Term Facilities in direct order of maturity.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Senior Facilities commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings or bankers’ acceptances prior to the last day of the relevant interest period. All voluntary prepayments of the Term Facilities will be applied to the remaining amortization payments under the Term Facilities as directed by the Borrower.

Representations and Warranties:	Usual and customary for financings of this kind and consistent with Sponsor Precedent and limited to the following: corporate status, ownership of Delaware LP, authority and enforceability, no violation of law or agreements, litigation, margin regulations, governmental approvals, labor, regulatory, Investment Company Act, accuracy of disclosure, financial statements and no material adverse change (after the Closing Date), taxes, ERISA, validity and perfection of security interests, subsidiaries, intellectual property, environmental laws, status as senior debt, use of proceeds, properties and consolidated closing date solvency.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Senior Facilities will be subject to the delivery of customary legal opinions,

corporate documents and officers’ certifications (including a certificate of the chief financial officer certifying the solvency of CanCo and its subsidiaries on a consolidated basis) (all such opinions (including as to withholding tax), documents and certifications mutually agreed to be in form and substance consistent with Sponsor Precedent); first-priority perfected security interests in the Collateral (subject to the tenth paragraph of the Commitment Letter) free and clear of all liens other than liens permitted under the definitive documentation; receipt of lien and judgment searches; obtaining of customary insurance broker’s letter naming the Administrative Agent as additional insured or loss payee; and the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

The Senior Facilities Documents shall not contain (a) any conditions precedent other than the conditions precedent set forth herein or in Exhibit D to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Exhibits thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Facilities.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties in all material respects (subject on the Closing Date to the limitations set forth in the Commitment Letter) and, except for the initial borrowings under the Senior Facilities on the Closing Date, absence of defaults.

Affirmative Covenants:	Usual and customary for financings of this kind and consistent with Sponsor Precedent and limited to the following (to be applicable to CanCo and its restricted subsidiaries): maintenance of corporate existence, delivery of financial statements and other information (including budgets, MD&A, notices of default, litigation and other material events), inspections, books and records, existence and maintenance of insurance, payment of taxes, corporate franchises, compliance with laws, changes in fiscal year, ERISA, good repair, additional guarantors and collateral, use of proceeds and further assurances on collateral and guarantee matters.

Negative Covenants:	Usual and customary for financings of this kind consistent with Sponsor Precedent and limited to the following (to be applicable to CanCo and its restricted subsidiaries; provided that limitations on liens and mergers, acquisitions and asset sales shall also be applicable to Holdings, and passive holding company status shall be applicable to Holdings): limitations on debt, guarantees and hedging arrangements (with exceptions to be agreed for (i) an amount of purchase money debt to be agreed, (ii) assumed debt in connection with an acquisition and (iii) unsecured debt or subordinated debt to finance an acquisition) (it being understood and agreed that earn-out obligations shall not be included in the calculation of debt until at least 30 days after such obligations become contractually due and payable); liens (with unlimited assumed liens on acquired properties in connection with an acquisition); fundamental changes; asset sales (including sale-leaseback transactions); transactions with affiliates; capital expenditures (with capacity for growth and carry-forward provisions); investments, loans and advances (with unlimited permitted acquisitions where the target will become a Guarantor, subject to pro forma compliance with a senior secured leverage ratio (net of unrestricted cash and cash equivalents) of 4.5x with adjustments consistent with the definition of Leverage Ratio, absence of defaults under the definitive credit documentation and other conditions consistent with Sponsor Precedent); dividends or distributions on, or redemptions of, Borrower stock; changes in business; restrictions on distributions from non-Loan Parties; negative pledge clauses on the Borrower or subsidiary Guarantors; changes in partners or residence of partners of Delaware LP; and prepayments of the Senior Subordinated Notes, the Subordinated Bridge Loans or other subordinated debt or material adverse amendments of the Senior Subordinated Notes, the Subordinated Bridge Loans or other subordinated debt documents.

Financial Covenant:	None.

Unrestricted Subsidiaries:	The definitive credit documentation will contain provisions pursuant to which, subject to limitations to be agreed (including customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive credit documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance, to the extent applicable, with the negative covenants contained in the definitive credit documentation.

Events of Default:	Events of defaults (including grace periods) usual and customary for financings of this kind consistent with Sponsor Precedent and limited to the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and Change of Control (to be defined in a manner consistent with Sponsor Precedent).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all Guarantors or all or substantially all of the Collateral, (e) changes in voting thresholds and (f) modifications to the pro rata sharing provisions.

Cost and Yield Protection:	Usual for facilities and transactions of this type, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (including customary (for similarly structured transactions) gross-up and indemnity for Canadian withholding tax on the Senior Facilities).

Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the Term Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower (not to be unreasonably withheld or delayed), the Swingline Lender and the Issuing Bank; provided that no consent of the Borrower shall be required (i) under the Term Facilities if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) under the Revolving Facility if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of such a Lender, or (iii) after the occurrence and during the continuance of a payment or bankruptcy Event of Default; provided, further that the Revolving Facility denominated in Canadian dollars may only be assigned to Lenders that are resident (or deemed resident) in Canada for Canadian withholding tax purposes. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 with respect to the Term Facilities and $5,000,000 with respect to the Revolving Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Senior Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction except that participations in the Canadian dollar denominated portion of the Revolving Facility may only be participated to Canadian Lenders. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors or all or substantially all of the Collateral, (e) changes in voting threshold and (f) modifications to the pro rata sharing provisions. The definitive credit documentation will contain customary yank-a-bank provisions.

Expenses and Indemnification:	If the Closing Date occurs, all reasonable out-of-pocket expenses of the Lead Arrangers and the Agents (without duplication) associated with the syndication of the

Senior Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the definitive documentation for the Senior Facilities (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. The Borrower will indemnify the Lead Arrangers, the Agents, and the Lenders and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Lead Arrangers, the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Lead Arrangers, the Agents or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Lead Arrangers, the Agents or any Lender will be indemnified for any cost, expense or liability to the extent it has resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or a material breach of the definitive documentation by such person.

Governing Law and Forum:	New York.

Counsel to the Agents and Lead Arrangers:	Shearman & Sterling LLP.

ANNEX I to

EXHIBIT A

Interest Rates:	The interest rates under the Senior Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially, Adjusted LIBOR plus 2.50% or ABR plus 1.50%. From and after the delivery by CanCo to the Administrative Agent of CanCo’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Revolving Facility shall be subject to reduction based upon the Leverage Ratio and shall be as agreed upon between the Borrower and the Administrative Agent.

Term Facilities

At the option of the Borrower, initially, Adjusted LIBOR plus the applicable margin or ABR plus the applicable margin. The applicable margin for the Term Facilities shall be (i) in the case of LIBOR borrowings, 2.50% and (ii) in the case of ABR loans, 1.50%. From and after the delivery by CanCo to the Administrative Agent of CanCo’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Term Facilities shall be subject to a single reduction based upon the Leverage Ratio and shall be as agreed upon between the Borrower and the Administrative Agent in the Facilities Documentation.

All Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of either ABR loans based on the Prime Rate or Canadian Prime Rate loans) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the Alternate Base Rate, which is the higher of the Administrative Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR shall include customary Eurodollar reserve requirements, if any.

Loans made pursuant to the Facilities denominated in Canadian dollars will bear interest based on the Canadian Prime Rate or the BA Discount Rate, as described below, in lieu of ABR or Adjusted LIBOR, respectively.

Interest based on the Canadian Prime Rate shall be calculated on the basis of the actual number of days elapsed in a year of 365 days. “Canadian Prime Rate” means the higher of (x) prime rate for Canadian dollar loans made to commercial borrowers in Canada by a Canadian lender to be agreed and (y) the average rate for Canadian Dollar bankers’ acceptances (each a “BA”) having a BA period of 1 month quoted on Reuters Service page CDOR “Canadian Interbank Bid BA Rates” plus 1.00% plus the applicable margin.

Interest will be determined for BA periods to be selected by Borrower of 30, 60, 90 or 180 days (or any other number of days from 1 to 180 with the consent of each applicable Lender) at an annual rate equal to the BA Discount Rate (as defined below) plus stamping fees equal to the applicable margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable at the beginning of each interest period. The discounted proceeds of each BA issuance shall net from the discounted proceeds the stamping fee calculated on the face amount of each BA for the selected BA interest period.

“BA Discount Rate” means, in respect of a BA being accepted by a Lender on any date:

(1) for a Lender that is listed on Schedule I to the Bank Act (Canada), the average Bankers’ Acceptance rate as quoted on the Reuters Screen CDOR Page (the “CDOR Rate”); and

(2) for a Lender that is not listed in Schedule I to the Bank Act (Canada), the rate established by the Administrative Agent to be the lesser of (a) the CDOR Rate plus 10 basis points; and (b) the average of the BA rates as quoted to the Administrative Agent by the Canadian reference banks to be agreed.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR or BA Discount Rate under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the

2

Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Commencing on the Closing Date, (i) 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year and (ii) on the undrawn portion of the commitments in respect of the Delayed Draw Term Facility for (a) the six months from the Closing Date, a per annum fee equal to 50% of the spread over Adjusted LIBOR under the Term Facilities (the “Initial Delayed Draw Term Facility Fee”), (b) the first day after the six-month anniversary until and including the day that is 12 months after the Closing Date, the Initial Delayed Draw Term Facility Fee plus 25 basis points, (c) the first day after the 12 month anniversary until and including the day that is 18 months after the Closing Date, the Initial Delayed Draw Term Facility Fee plus 50 basis points, and (d) thereafter, the Initial Delayed Draw Term Facility Fee plus 75 basis points, such fees to be payable quarterly in arrears and upon the termination or expiration of the commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by CanCo to the Administrative Agent of CanCo’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, commitment fees under the Revolving Facility shall be subject to reduction based upon the Leverage Ratio as shall be as agreed upon between the Borrower and the Administrative Agent.

3

CONFIDENTIAL	EXHIBIT B

Project Maple Tree

$340,000,000 Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions1

Borrower:	Delaware LP (the “Borrower”) and a Delaware corporation and a wholly-owned subsidiary of the Borrower (the “Co-Issuer”).

Bridge Loans:	Senior Unsecured Increasing Rate Bridge Loans (the “Senior Bridge Loans”).

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), and will perform the duties customarily associated with such role.

Syndication Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as syndication agent, and will perform the duties customarily associated with such role.

Uses of Proceeds:	The proceeds of the Senior Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Term Facility, the Subordinated Bridge Loans, the Notes, the Equity Contribution and certain cash available on the balance sheet of the Company, solely (a) to pay the consideration for the Acquisition, (b) to refinance existing indebtedness of CanCo and its subsidiaries and (c) to pay costs and expenses related to the Transactions.

Principal Amount:	$340.0 million; provided that such amount shall be reduced by the aggregate principal amount of any Senior Notes issued on or prior to the Closing Date.

Ranking:	The Senior Bridge Loans will constitute senior indebtedness of the Borrower.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Facilities will jointly and severally guarantee the Senior Bridge Loans on a senior unsecured basis, with the guarantee of each such guarantor under the Senior Bridge Facility being pari passu in right of payment with all obligations under the

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Senior Facilities. Any guarantee will be automatically released upon the release of the corresponding guarantee under the Senior Facilities and any guarantee by Holdings will be released on the Maturity Date.

Interest Rates:	Interest for the first six-month period commencing on the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 425 basis points (the “Initial Margin”). Interest for the three-month period commencing at the end of such initial six-month period shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Initial Margin plus 50 basis points. Thereafter, interest shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to such initial nine-month period for so long as the Senior Bridge Loans are outstanding.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the second succeeding paragraph, shall the per annum yield on the Senior Bridge Loans exceed 10.50% (the “Total Cap”).

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Bridge Loans or Senior Exchange Notes affect the payment of any default rate of interest in respect of any Senior Bridge Loans or Senior Exchange Notes.

Maturity/Refinancing:	The Senior Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, if any Senior Bridge Loan has not been previously repaid in full, the Lender in respect of such Senior Bridge Loan shall be committed to extend new debt to the Borrower to enable the Borrower to novate, repay and refinance the Senior Bridge Loans by issuing senior exchange notes having the terms set forth in Annex I hereto (the “Senior Exchange Notes”). The

2

date on which Senior Bridge Loans are exchanged for Senior Exchange Notes is referred to as the “Exchange Date”.

The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex I hereto.

Mandatory Prepayment:	The Senior Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions consistent with Sponsor Precedent, (i) the net proceeds from the issuance of the Senior Notes; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) or equity securities issued in a public offering by CanCo or any of its restricted subsidiaries (other than equity issuances to the Sponsor and in connection with permitted acquisitions or pursuant to employee benefit plans), with such proceeds being applied to repay the Senior Bridge Loans prior to the repayment of loans outstanding under the Senior Facilities; and (iii) the net proceeds from any non-ordinary course asset sales by CanCo or any of its subsidiaries in excess of amounts either reinvested or required to be paid to the Lenders under the Senior Facilities. The Borrower will also be required to prepay the Senior Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with Sponsor Precedent) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Senior Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:	Each Lender shall have the absolute and unconditional right to resell or assign the Senior Bridge Loans or commitments held by it in compliance with applicable law to any third-party at any time; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Agents collectively holding less than 50.1% of the aggregate outstanding principal amount of the Senior Bridge Loans.

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The Lenders will be permitted to sell participations in the Senior Bridge Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees of the commitments participated to such participants, (c) extensions of final maturity of the Senior Bridge Loans of the commitments participated to such participants and (d) releases of all or substantially all the guarantors.

Conditions Precedent to Senior Bridge Loans:	Delivery of customary legal opinions, corporate documents and officers’ certifications (including a certificate of the chief financial officer certifying the solvency of CanCo and its subsidiaries on a consolidated basis) (all such opinions, documents and certifications mutually agreed to be in form and substance consistent with Sponsor Precedent).

Under the Senior Bridge Loan Documents, the availability of the initial borrowing under the Senior Bridge Facility will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter and the terms of the Commitment Letter.

The Senior Bridge Loan Documents shall not contain (a) any conditions precedent other than the conditions precedent set forth herein or in Exhibit D to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Exhibits thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Bridge Facility.

Representations and Warranties:	The definitive documentation relating to the Senior Bridge Loans (the “Senior Bridge Loans Documents”) will contain representations and warranties relating to CanCo and its subsidiaries as are substantially similar to those for the Senior Facilities, with additional representations and warranties usual and customary for bridge loan financings of this type and consistent with Sponsor Precedent to the extent necessary to reflect differences in documentation.

Covenants:	The Senior Bridge Loans Documents will contain such affirmative and negative covenants as are usual and

4

customary for bridge loan financings of this type and consistent with Sponsor Precedent, it being understood and agreed that the covenants of the Senior Bridge Loans (and the Senior Exchange Notes) will be incurrence-based covenants based on those contained in the preliminary offering memorandum or prospectus used to market the Senior Notes prior to the Closing Date; prior to the Maturity Date, the covenants of the Senior Bridge Loans (including the restricted payments covenant) will be more restrictive than those of the Senior Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower as customary for financings of this type. There will not be any financial maintenance covenants.

Events of Default:	The Senior Bridge Loans Documents will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type and consistent with Sponsor Precedent, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees.

Voting:	Amendments and waivers of the Senior Bridge Loans Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Senior Bridge Loans, except that the consent of each Lender adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Senior Bridge Loans of such Lender and (c) releases of all or substantially all of the guarantors.

Cost and Yield Protection:	Usual for facilities and transactions of this type, it being agreed that the Senior Bridge Loans Documents will provide customary provisions regarding withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (including customary (for similarly structured transactions) gross-up and indemnity for Canadian withholding tax on the Senior Bridge Facility).

Expenses and Indemnification:	If the Closing Date occurs, all reasonable out-of-pocket expenses of the Lead Arrangers and the Agents (without

5

duplication) associated with the syndication of the Senior Bridge Facility and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the definitive documentation for the Senior Bridge Facility (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. The Borrower will indemnify the Lead Arrangers, the Agents, and the Lenders and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Lead Arrangers, the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the
Lead Arrangers, the Agents or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Lead Arrangers, the Agents or any Lender will be indemnified for any cost, expense or liability to the extent it has resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or a material breach of the definitive documentation by such person.

Governing Law:	New York.

Counsel to the Agents and Lead Arrangers:	Shearman & Sterling LLP.

6

ANNEX I to

EXHIBIT B

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended, and will be available to novate, repay and refinance the Senior Bridge Loans.

Maturity:	The Senior Exchange Notes will mature on the date that is seven and one-half years after the Closing Date.

Interest Rate:	The Senior Exchange Notes will bear interest payable semi-annually at an interest rate per annum (the “Senior Exchange Notes Interest Rate”) equal to the sum of the Exchange Rate determined quarterly plus the Exchange Spread (each determined as set forth below); provided that any Lender holding such Senior Exchange Notes may, if necessary for a bona fide sale of the subject Senior Exchange Notes to a non-affiliated third party, elect to have the interest rate fixed at the rate in effect on such date.

The “Exchange Rate” means the per annum rate (other than any Default Rate if applicable at such time) in effect for the Senior Bridge Loans on the date immediately prior to the Exchange Date.

The “Exchange Spread” will equal, with respect to any Senior Exchange Notes, 0.50% during the three-month period commencing on the Exchange Date for such Senior Exchange Notes and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Notwithstanding anything to the contrary set forth above, at no time, other than with respect to any default interest, shall the per annum yield on the Senior Exchange Notes exceed 10.50% (the “Total Cap”).

Mandatory Offer to Repurchase:	The Borrower will be required to make an offer to repurchase the Senior Exchange Notes at par plus accrued and unpaid interest, from the net proceeds (after deduction of, among other things, amounts required to repay the Senior Facilities) of the sale of any non-ordinary course asset sales or other dispositions of property by CanCo and its subsidiaries in excess of an amount to be agreed and subject to the right of the

Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to reinvestment, reinvested within 180 days thereafter, and other exceptions to be agreed upon, in each case consistent with high-yield debt securities and consistent with Sponsor Precedent.

In addition, the Borrower will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a Change of Control (to be defined) at a price in cash equal to 101% (or 100% in the case of Senior Exchange Notes the interest rate for which has not been fixed in accordance with the terms hereof) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	If the interest rate on any Senior Exchange Notes has been fixed as set forth above, then, except as set forth below, such Senior Exchange Notes will be non-callable until the fourth anniversary of the Closing Date. Thereafter, each such Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one and one-half years prior to the maturity of the Senior Exchange Notes.

Prior to the fourth anniversary of the Closing Date, the Borrower may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Exchange Notes.

The optional redemption provisions will be otherwise consistent with high-yield debt securities and consistent with Sponsor Precedent.

Defeasance Provisions:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

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Modification:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Registration Rights:	The Borrower shall not be required to file any shelf registration statement, or any other registration statement to effect a registered exchange offer, under the Securities Act of 1933, as amended (the “Act”), with respect to the Senior Exchange Notes; provided, however, that the Borrower shall be required to provide the information required pursuant to Rule 144A(d) of the Act to the holders of the Senior Exchange Notes.

Covenants:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Events of Default:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Cost and Yield Protection:	Usual for facilities and transactions of this type, it being agreed that the Senior Exchange Notes will provide customary provisions regarding withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (including customary (for similarly structured transactions) gross-up and indemnity for Canadian withholding tax on the Senior Exchange Notes).

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CONFIDENTIAL	EXHIBIT C

Project Maple Tree

$250,000,000 Senior Subordinated Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions2

Borrower:	Delaware LP (the “Borrower”) and a Delaware corporation and a wholly-owned subsidiary of the Borrower (the “Co-Issuer”).

Bridge Loans:	Senior Subordinated Increasing Rate Bridge Loans (the “Subordinated Bridge Loans”).

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), and will perform the duties customarily associated with such role.

Syndication Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as syndication agent, and will perform the duties customarily associated with such role.

Uses of Proceeds:	The proceeds of the Subordinated Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Term Facility, the Senior Bridge Loans, the Notes, the Equity Contribution and certain cash available on the balance sheet of the Company, solely (a) to pay the consideration for the Acquisition, (b) to refinance existing indebtedness of CanCo and its subsidiaries and (c) to pay costs and expenses related to the Transactions.

Principal Amount:	$250.0 million; provided that such amount shall be reduced by the aggregate principal amount of any Senior Subordinated Notes issued on or prior to the Closing Date.

Ranking:	The Subordinated Bridge Loans will constitute senior subordinated indebtedness of the Borrower and with subordination provisions consistent with Sponsor Precedent.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Facilities will jointly and severally guarantee the Subordinated Bridge Loans on a

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

senior subordinated basis, with the guarantee of each such guarantor under the Subordinated Bridge Facility being subordinated to all obligations under the Senior Facilities and the Senior Bridge Facility. Any guarantee will be automatically released upon the release of the corresponding guarantee under the Senior Facilities and any guarantee by Holdings will be released on the Maturity Date.

Interest Rates:	Interest for the first six-month period commencing on the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 525 basis points (the “Initial Margin”). Interest for the three-month period commencing at the end of such initial six-month period shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Initial Margin plus 50 basis points. Thereafter, interest shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to such initial nine-month period for so long as the Subordinated Bridge Loans are outstanding.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the second succeeding paragraph, shall the per annum yield on the Subordinated Bridge Loans exceed 11.75% (the “Total Cap”).

Interest Payments:	Interest on the Subordinated Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Subordinated Bridge Loans or Subordinated Exchange Notes affect the payment of any default rate of interest in respect of any Subordinated Bridge Loans or Subordinated Exchange Notes.

Maturity/Refinancing:	The Subordinated Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, if any Subordinated Bridge Loan

2

has not been previously repaid in full, the Lender in respect of such Subordinated Bridge Loan shall be committed to extend new debt to the Borrower to enable the Borrower to novate, repay and refinance the Subordinated Bridge Loans by issuing senior subordinated exchange notes having the terms set forth in Annex I hereto (the “Subordinated Exchange Notes”). The date on which Subordinated Bridge Loans are exchanged for Subordinated Exchange Notes is referred to as the “Exchange Date”.

The Subordinated Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex I hereto.

Mandatory Prepayment:	The Subordinated Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions consistent with Sponsor Precedent, (i) the net proceeds from the issuance of the Senior Subordinated Notes; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) or equity securities issued in a public offering by CanCo or any of its restricted subsidiaries (other than equity issuances to the Sponsor and in connection with permitted acquisitions or pursuant to employee benefit plans), with such proceeds being applied to repay, in the case of proceeds from such equity securities, after the required prepayment of loans under the Senior Bridge Facility, the Subordinated Bridge Loans prior to the repayment of loans outstanding under the Senior Facilities; and (iii) the net proceeds from any non-ordinary course asset sales by CanCo or any of its subsidiaries in excess of (x) amounts either reinvested or required to be paid to the Lenders under the Senior Facilities and (y) amounts either reinvested or required to be paid to the Lenders under the Senior Bridge Facility. The Borrower will also be required to prepay the Subordinated Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with Sponsor Precedent) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Subordinated Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

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Right to Resell Bridge Loans:

Each Lender shall have the absolute and unconditional right to resell or assign the Subordinated Bridge Loans or commitments held by it in compliance with applicable law to any third-party at any time; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Agents collectively holding less than 50.1% of the aggregate outstanding principal amount of the Subordinated Bridge Loans.

The Lenders will be permitted to sell participations in the Subordinated Bridge Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees of the commitments participated to such participants, (c) extensions of final maturity of the Subordinated Bridge Loans of the commitments participated to such participants and (d) releases of all or substantially all the guarantors.

Conditions Precedent to Senior Subordinated Bridge Loans:

Delivery of customary legal opinions, corporate documents and officers’ certifications (including a certificate of the chief financial officer certifying the solvency of CanCo and its subsidiaries on a consolidated basis) (all such opinions, documents and certifications mutually agreed to be in form and substance consistent with Sponsor Precedent).

Under the Subordinated Bridge Loan Documents, the availability of the initial borrowing under the Subordinated Bridge Facility will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter and the terms of the Commitment Letter.

The Subordinated Bridge Loan Documents shall not contain (a) any conditions precedent other than the conditions precedent set forth herein or in Exhibit D to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Exhibits thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Subordinated Bridge Facility.

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Representations and Warranties:	The definitive documentation relating to the Subordinated Bridge Loans (the “Subordinated Bridge Loans Documents”) will contain representations and warranties relating to CanCo and its subsidiaries as are substantially similar to those for the Senior Facilities, with additional representations and warranties usual and customary for bridge loan financings of this type consistent with Sponsor Precedent to the extent necessary to reflect differences in documentation.

Covenants:	The Subordinated Bridge Loans Documents will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type and consistent with Sponsor Precedent, it being understood and agreed that the covenants of the Subordinated Bridge Loans (and the Subordinated Exchange Notes) will be incurrence-based covenants based on those contained in the preliminary offering memorandum or prospectus used to market the Senior Subordinated Notes prior to the Closing Date; prior to the Maturity Date, the covenants of the Subordinated Bridge Loans (including the restricted payments covenant) will be more restrictive than those of the Subordinated Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower as customary for financings of this type. There will not be any financial maintenance covenants.

Events of Default:	The Subordinated Bridge Loans Documents will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type and consistent with Sponsor Precedent, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees.

Voting:	Amendments and waivers of the Subordinated Bridge Loans Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Subordinated Bridge Loans, except that the consent of each Lender adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity

5

of the Subordinated Bridge Loans of such Lender and (c) releases of all or substantially all of the guarantors.

Cost and Yield Protection:	Usual for facilities and transactions of this type, it being agreed that the Subordinated Bridge Loans Documents will provide customary provisions regarding withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (including customary (for similarly structured transactions) gross-up and indemnity for Canadian withholding tax on the Subordinated Bridge Facility).

Expenses and Indemnification:	If the Closing Date occurs, all reasonable out-of-pocket expenses of the Lead Arrangers and the Agents (without duplication) associated with the syndication of the Subordinated Bridge Facility and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the definitive documentation for the Subordinated Bridge Facility (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. The Borrower will indemnify the Lead Arrangers, the Agents, and the Lenders and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Lead Arrangers, the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Lead Arrangers, the Agents or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Lead Arrangers, the Agents or any Lender will be indemnified for any cost, expense or liability to the extent it has resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or a material breach of the definitive documentation by such person.

Governing Law:	New York.

Counsel to the Agents and Lead Arrangers:	Shearman & Sterling LLP.

6

ANNEX I to

EXHIBIT C

Subordinated Exchange Notes

Issue:	The Subordinated Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended, and will be available to novate, repay and refinance the Subordinated Bridge Loans.

Maturity:	The Subordinated Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Subordinated Exchange Notes will bear interest payable semi-annually at an interest rate per annum (the “Subordinated Exchange Notes Interest Rate”) equal to the sum of the Exchange Rate determined quarterly plus the Exchange Spread (each determined as set forth below); provided that any Lender holding such Subordinated Exchange Notes may, if necessary for a bona fide sale of the subject Subordinated Exchange Notes to a non-affiliated third party, elect to have the interest rate fixed at the rate in effect on such date.

The “Exchange Rate” means the per annum rate (other than any Default Rate if applicable at such time) in effect for the Subordinated Bridge Loans on the date immediately prior to the Exchange Date.

The “Exchange Spread” will equal, with respect to any Subordinated Exchange Notes, 0.50% during the three-month period commencing on the Exchange Date for such Subordinated Exchange Notes and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Notwithstanding anything to the contrary set forth above, at no time, other than with respect to any default interest, shall the per annum yield on the Subordinated Exchange Notes exceed 11.75% (the “Total Cap”).

Mandatory Offer to Repurchase:	The Borrower will be required to make an offer to repurchase the Subordinated Exchange Notes at par plus accrued and unpaid interest, from the net proceeds (after deduction of, among other things, amounts required to repay the Senior Facilities) of the sale of any non-ordinary course asset sales or other dispositions of property by CanCo and its subsidiaries in excess of an amount to be agreed and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to reinvestment, reinvested within 180 days thereafter, and other exceptions to be agreed upon, in each case consistent with high-yield debt securities and consistent with Sponsor Precedent.

In addition, the Borrower will be required to make an offer to repurchase the Subordinated Exchange Notes following the occurrence of a Change of Control (to be defined) at a price in cash equal to 101% (or 100% in the case of Subordinated Exchange Notes the interest rate for which has not been fixed in accordance with the terms hereof) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	If the interest rate on any Subordinated Exchange Notes has been fixed as set forth above, then, except as set forth below, such Subordinated Exchange Notes will be non-callable until the fourth anniversary of the Closing Date. Thereafter, each such Subordinated Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Subordinated Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Subordinated Exchange Notes.

Prior to the fourth anniversary of the Closing Date, the Borrower may redeem such Subordinated Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Subordinated Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Subordinated Exchange Notes.

The optional redemption provisions will be otherwise consistent with high-yield debt securities and consistent with Sponsor Precedent.

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Defeasance Provisions:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Modification:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Registration Rights:	The Borrower shall not be required to file any shelf registration statement, or any other registration statement to effect a registered exchange offer, under the Securities Act of 1933, as amended (the “Act”), with respect to the Subordinated Exchange Notes; provided, however, that the Borrower shall be required to provide the information required pursuant to Rule 144A(d) of the Act to the holders of the Subordinated Exchange Notes.

Covenants:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Events of Default:	Customary for high-yield debt securities and consistent with Sponsor Precedent.

Cost and Yield Protection:	Usual for facilities and transactions of this type, it being agreed that the Subordinated Exchange Notes will provide customary provisions regarding withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (including customary (for similarly structured transactions) gross-up and indemnity for Canadian withholding tax on the Subordinated Exchange Notes).

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EXHIBIT D

Project Maple Tree

$795,000,000 Senior Secured Credit Facilities

$340,000,000 Senior Unsecured Increasing Rate Bridge Facility

$250,000,000 Senior Subordinated Increasing Rate Bridge Facility

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement, without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the reasonable consent of the Administrative Agent and irrevocable notice of prepayment of the Existing Notes shall have been given.

2. The Equity Contribution shall have been consummated in at least the amount set forth in the Term Sheet for the Senior Facilities, which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent to the extent material to the interests of the Lenders.

3. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date.

4. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of CanCo as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

5. With respect to the Bridge Facilities, (a) the investment banks underwriting the Notes each shall have received, not later than 20 days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to the Notes which contains all financial statements and other financial data required to be included therein (excluding information required by Regulation S-X Rule 3-10, but including, unless otherwise agreed, all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 71 or No. 100, as applicable) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, U.S. GAAP and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and, except as otherwise agreed by such investment banks and excluding information required by Regulation S- X Rule 3-10, all other data (including selected financial data) that the Securities and Exchange

Commission would require in a registered offering of the Notes or that would be necessary for such investment banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes) and (b) such investment banks shall have been afforded a period of at least 20 days (provided that such period shall not include any day from and including July 2, 2007 through and including July 8, 2007 and from and including August 15, 2007 through and including September 3, 2007) following receipt of the material described in clause (a) to seek to place the Notes with qualified purchasers thereof.

6. With respect to the Senior Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for liens permitted under the Facilities Documentation; provided, however that with respect to any Collateral, if the creation or perfection of the Administrative Agent’s security interest in such Collateral (other than (x) the pledge and perfection of the security interests in capital stock of U.S. or Canadian subsidiaries held by the Borrower or any Guarantor and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, Personal Property Security Act or equivalent Canadian legislation) may not be accomplished prior to the Closing Date without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to the effectiveness and/or initial borrowings under the Senior Facilities if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests pursuant to arrangements to be mutually agreed. For the avoidance of doubt, it is agreed that this condition 6 is subject in all respects to the tenth paragraph of the Commitment Letter.

7. The Administrative Agent shall have received all documentation and other information that is reasonably requested in writing by the Administrative Agent at least five business days prior to the Closing Date in order to allow the Administrative Agent to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

8. Payment of all fees and expenses due and payable on the Closing Date to the Agents pursuant to the Fee Letter.

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